Exhibit 5.1

Tracx Logis Ltd. 5A Toh Guan Road East, #06-03, CWT Jurong East Logistics Centre, Singapore, 608830	Allen Overy Shearman Sterling LLP 2 Central Boulevard #45-01 West Tower IOI Central Boulevard Towers Singapore 018916

Tel +65 6671 6000
Fax +65 6671 6499

Board of Directors of Tracx Logis Ltd.

Our ref

8 October 2026

Ladies and Gentlemen:

Initial Public Offering of Shares in Tracx Logis Ltd. (the Company)

1.	We have acted as Singapore legal adviser to the Company in connection with the Offering (as defined below) and we refer to the Registration Statement on Form F-1 (the Registration Statement) filed on 17 September 2026 by the Company with the Securities and Exchange Commission (the SEC) in connection with the registration under the Securities Act of 1933, as amended (the Securities Act), of the public offering (Offering) of 1,500,000 new ordinary shares in the capital of the Company (Shares) being offered by the Company (or 1,725,000 new ordinary shares if the underwriters exercise their option to purchase additional ordinary shares from the Company in full) (Offer Shares) pursuant to the Underwriting Agreement (as defined below), 497,344 ordinary shares in the capital of the Company (the Resale Shares) being offered by American Ventures LLC, Series XX Tracx Logis and American Ventures LLC, Series LV Tracx Logis and the warrants in respect of up to 5% of ordinary shares in the capital of the Company sold in this Offering (as defined below) (the Warrants). This opinion is being rendered solely to the Company in connection with the filing of the Registration Statement.

2.	For the purpose of rendering this opinion, we have examined:

(a)	the form of underwriting agreement (the Underwriting Agreement) filed as Exhibit 1.1 to the Registration Statement, to be entered into among the Company and Roth Capital Partners LLC (acting as representative to Roth Capital Partners and Revere Securities LLC (the Underwriters));

(b)	a copy of the form of the Warrants filed as Exhibit 4.2 to the Registration Statement;

(c)	the convertible note subscription agreements entered into on 21 January 2026 and 24 July 2026, and the convertible notes issued on 22 January 2026, 27 July 2026 and 30 July 2026 by the Resale Shareholders (collectively, the Notes, together with the Warrants and Underwriting Agreement, the Transaction Documents); and

Allen Overy Shearman Sterling LLP is registered in Singapore with Unique Entity Number T04FC6518D.

Allen Overy Shearman Sterling LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is authorized and regulated by the Solicitors Regulation Authority of England and Wales (SRA number 401323). The term partner is used in relation to Allen Overy Shearman Sterling LLP to refer to a member of Allen Overy Shearman Sterling LLP or an employee or consultant with equivalent standing and qualifications.  A list of the members of Allen Overy Shearman Sterling LLP and of the non-members who are designated as partners is open to inspection at its registered office, One Bishops Square, London E1 6AD and at the above address.

Allen Overy Shearman Sterling LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Austin, Bangkok, Beijing, Belfast, Boston, Bratislava, Brussels, Budapest, Casablanca, Chicago, Dallas, Dubai, Dublin, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Houston, Istanbul, Jakarta (associated office), London, Los Angeles, Luxembourg, Madrid, Milan, Munich, New York, Paris, Perth, Prague, Riyadh, Rome, San Francisco, São Paulo, Seoul, Shanghai, Silicon Valley, Singapore, Sydney, Tokyo, Toronto, Warsaw, Washington, D.C.

(d)	a copy of the Registration Statement on Form F-1 filed on 17 September 2026;

(e)	copies of the resolutions of the shareholders of the Company dated 26 August 2024, 27 December 2024, 29 May 2026, 12 August 2026 and 11 September 2026 (the Shareholder Resolutions);

(f)	copies of the resolutions in writing of the board of directors of the Company dated 23 August 2024, 20 November 2024, 27 December 2024, 29 May 2026, 12 August 2026, 7 September 2026, and 22 September 2026 (the Board Resolutions);

(g)	a copy of the ACRA Searches (as defined below) and the Court Searches (as defined below);

(h)	a copy of the Constitution of the Company;

(i)	a copy of the Company’s Certificate Confirming Incorporation of Company and a copy of its Certificate of Conversion – Private Company to Public Company; (collectively the Certificate of Incorporation); and

(j)	such other documents as we have considered necessary or desirable to examine in order that we may render this opinion.

3.	We have assumed:

(a)	that each Transaction Document is within the capacity and powers of, and has been validly authorised by, each party thereto and has been validly executed and delivered by and on behalf of each party thereto in accordance with all relevant laws, including, in the case of each party that is a corporate entity, the laws of that party’s jurisdiction of incorporation and its constitutional documents;

(b)	that each party to each Transaction Document has obtained all necessary consents and authorisations, and is otherwise qualified or empowered, to enter into and perform its obligations under each Transaction Document and that, so far as the laws of any jurisdiction are concerned, each Transaction Document constitutes valid, legally binding and enforceable obligations of each party thereto;

(c)	the correctness of all facts stated in each Transaction Document;

(d)	that no party to each Transaction Document is, or will be, engaging in misleading or unconscionable conduct or seeking to conduct any relevant transaction or associated activity in a manner or for a purpose not evident on the face of the each Transaction Document which might render each Transaction Document or any relevant transaction or associated activity illegal, void or voidable;

(e)	apart from what appears in each Transaction Document, there are no dealings between the parties that affect each Transaction Document;

(f)	there are no provisions of the laws of any jurisdiction outside the Republic of Singapore which would have any implication for the opinions we express and, insofar as the laws of any jurisdiction outside the Republic of Singapore may be relevant, such laws have been or will be complied with;

(g)	the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies submitted to us;

(h)	that copies of each of the Constitution and the Certificate of Incorporation of the Company submitted to us for examination are true, complete and up-to-date copies;

(i)	that the copies of the Board Resolutions and Shareholder Resolutions and all other documents to which we have referred in this opinion submitted to us for examination are true, complete and up-to-date copies; and the facts stated in such documents remain accurate and there have been no variations to any such documents or facts;

(j)	that the correct procedures were carried out in respect of the Board Resolutions and Shareholder Resolutions; all relevant interests were declared, and none of the directors of the Company had any interest in the subject matter of the Board Resolutions and Shareholder Resolutions which would disqualify them from voting; and the Board Resolutions was duly passed;

(k)	that each Transaction Document constitutes legal, valid, binding and enforceable obligations of the parties thereto for all purposes under the laws of all jurisdictions and, in particular, that each Transaction Document constitute the legal, valid, binding and enforceable obligations of the parties thereto for all purposes under the laws of the jurisdiction (by which each Transaction Document is stipulated to be governed);

(l)	(i) that the information disclosed by the searches made on 22 September 2026 (the ACRA Searches) at the Accounting and Corporate Regulatory Authority of Singapore (ACRA) against the Company is true and complete, (ii) that such information has not since then been materially altered, and (iii) that the ACRA Searches did not fail to disclose any material information which has been delivered for filing but did not appear on the public file at the time of the ACRA Searches;

(m)	(i) that the information disclosed by the searches of the Appeal Cases, Admiralty, Civil Cases, Enforcement and Insolvency (Including Judicial Management) modules made on 22 September 2026 on the Cause Book Search of the Singapore Judiciary’s Integrated Electronic Litigation System against the Company for the period from 1 January 2023 to 21 September 2026 (the Court Searches) are true and complete;

(ii)	that such information has not since then been materially altered; and

(iii)	that the Court Searches did not fail to disclose any material information which had been delivered for filing but was not disclosed at the time of the Court Searches;

(n)	that there are no provisions in the laws of any jurisdiction which may be contravened by the execution or delivery of each Transaction Document and that, insofar as any obligation expressed to be incurred or performed under each Transaction Document falls to be performed in or is otherwise subject to the laws of any jurisdiction, its performance will not be illegal by virtue of the laws of that jurisdiction;

(o)	that all consents, approvals, authorisations, licences, exemptions or orders required from any governmental body or agency and all other requirements for the legality, validity and enforceability of each Transaction Document have been duly obtained or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied;

(p)	that in exercising the Company’s power to enter each Transaction Document, the directors of the Company are acting in good faith and in furtherance of the substantive objects and for the legitimate purpose of the Company, and that the entry into each Transaction Document may reasonably be considered to have been in the interests, and for the commercial benefit, of the Company;

(q)	that (i) none of the parties to each Transaction Document nor any of their respective officers or employees has notice of any matter which would affect the validity or regularity of the Board Resolutions or the Shareholder Resolutions, and (ii) that the Board Resolutions or the Shareholder Resolutions have not been rescinded or modified and they remain in full force and effect and that no other resolution or action has been taken which may affect the validity of the Board Resolutions;

(r)	that the Offer Shares will be duly offered, sold and delivered in accordance with the terms of the Underwriting Agreement and the Registration Statement, and any price stabilisation action to be performed in connection with the Offering will be in accordance with the SFA or under the conditions of the exemptions (if any) which may be granted from such requirements; and

(s)	that the Resale Shares and Warrants will be duly offered, sold and delivered in accordance with the terms of the Registration Statement.

4.	The ACRA Searches and the Court Searches revealed no order or resolution for the winding-up of any of the Company, and no notice of appointment of a receiver or judicial manager for any of the Company. Notice of a winding-up order made or resolution passed or a receiver or judicial manager appointed may not be filed at the ACRA immediately.

5.	The Court Searches have not revealed that there are lawsuits or legal proceedings filed against the Company for the period from 1 January 2023 to 21 September 2026 at the High Court and the State Courts of Singapore save in relation to a claim by KWH Marketing Pte Ltd and Asendia Singapore Pte Ltd against the Company which concluded on 5 February 2026, and 3 February 2026 respectively.

6.	Based upon and subject to the foregoing assumptions, and subject to the qualifications set forth below and any matters not disclosed to us, we are of the opinion that:

(a)	the Company has been duly incorporated and is validly existing as a company under the laws of the Republic of Singapore;

(b)	the Offer Shares to be issued under the final Underwriting Agreement will have been duly authorised by the Company for issuance and subscription in accordance with the provisions of the final Underwriting Agreement and, when issued and delivered by the Company pursuant to the provisions of the final Underwriting Agreement against payment of the full consideration payable for such Offer Shares, will be validly issued, fully paid and non-assessable;

(c)	the Resale Shares have been duly authorised by the Company for issuance and are validly issued, fully paid and non-assessable; and

(d)	the Warrants have been duly authorised by the Company for issuance, and the Warrant Shares to be issued upon exercise of the Warrants will have been duly authorised by the Company for issuance and subscription in accordance with the terms of the Warrants and, when issued and delivered by the Company pursuant to the terms of the Warrants against payment of the full exercise price payable for such Warrant Shares, will be validly issued, fully paid and non-assessable.

7.	For the purposes of this opinion, we have assumed that the term “non-assessable” in relation to the Offer Shares, the Resale Shares and the Warrant Shares means under Singapore law that holders of such shares, having fully paid up all amounts due on such shares as to the issue price thereon, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such shares.

8.	This opinion relates only to the laws of general application of the Republic of Singapore as published at the date hereof and as currently applied by the courts of the Republic of Singapore and is given on the basis that it will be governed by and construed in accordance with the laws of the Republic of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the Republic of Singapore. In respect of the Underwriting Agreement and the Registration Statement, we have assumed due compliance with all matters concerning the laws of all other jurisdictions other than the Republic of Singapore.

9.	The qualifications to which this opinion is subject are as follows:

(a)	we express no opinion as to the validity, binding effect or enforceability of any provision incorporated into the transaction documents by reference to a law other than that of the Republic of Singapore, or as to the availability in Singapore of remedies which are available in other jurisdictions; and

(b)	this opinion is given on the basis that there will be no amendment to or termination or replacement of the documents, authorisations and approvals referred to in paragraph 2 of this opinion and on the basis of the laws of the Republic of Singapore in force and published as at the date of this opinion. This opinion is also given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in the laws of the Republic of Singapore published after the date of this opinion that may alter, affect or modify the opinion expressed herein.

10.	This opinion is being delivered to you in connection with the transactions described in the Underwriting Agreement and the Registration Statement and may not be relied on by you for any other purpose. Subject to the foregoing, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC promulgated thereunder. Further, save for the use of this opinion as an exhibit to the Registration Statement, this opinion may not be relied on by any other person without our prior written consent (other than persons entitled to rely on it pursuant to applicable federal securities laws in the United States, as applicable) or quoted or referred to in any public document or filed with any governmental body or agency without our prior written consent.

Yours faithfully,

/s/ Allen Overy Shearman Sterling LLP
Allen Overy Shearman Sterling LLP

5